Exhibit 99.2

JAB BEECH INC. COMPLETES ACQUISITION OF CARIBOU COFFEE COMPANY, INC.

MINNEAPOLIS, MN – January 24, 2013 —JAB Beech Inc. (“JAB”), a member of the Joh. A Benckiser Group, today announced the successful completion of its previously announced acquisition of Caribou Coffee Company, Inc. (Nasdaq: CBOU) (“Caribou”) for $16 per share, or approximately $340 million in the aggregate.

JAB acquired Caribou through a tender offer and subsequent merger. As a result of the completion of the merger, Caribou has become a wholly-owned subsidiary of JAB and the common stock of Caribou ceased trading on the NASDAQ Global Select Market on January 24, 2013.

BDT Capital Partners (“BDTCP”), a Chicago-based merchant bank that provides long-term private capital solutions to closely held companies, is a minority investor in this transaction alongside the Joh. A Benckiser Group. In addition to BDTCP’s capital investment, BDT & Company served as a financial co-advisor to the Joh. A Benckiser Group with Morgan Stanley & Co. LLC. Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to the Joh. A Benckiser Group in this transaction. Moelis & Co LLC served as an exclusive financial advisor to Caribou in connection with this transaction and Briggs and Morgan P.A. acted as Caribou’s legal advisor.

About The Joh. A Benckiser Group

The Joh. A Benckiser Group is a privately held group of affiliated companies focused on long term investments in companies with premium brands in the Fast Moving Consumer Goods category. The Joh. A Benckiser Group’s portfolio includes a majority stake in Coty Inc., a global leader in beauty, a majority stake in Peet’s Coffee & Tea Inc., a premier specialty coffee and tea company, a minority stake in Reckitt Benckiser Group PLC, a global leader in health, hygiene and home products and a minority investment in D.E Master Blenders 1753 N.V., an international coffee and tea company. The Joh. A Benckiser Group also owns Labelux, a luxury leather goods company with brands such as Jimmy Choo, Bally and Belstaff. The assets of the group are overseen by its three senior partners, Peter Harf, Bart Becht and Olivier Goudet.

About BDT Capital Partners

BDT Capital Partners provides family-owned and entrepreneurially led companies with long-term capital, solutions-based advice and access to an extensive network of world-class family businesses. Based in Chicago, BDT Capital Partners is a merchant bank structured to provide advice and capital that address the unique needs of closely held businesses. The firm has a $3 billion investment fund as well as an investor base with the ability to co-invest significant additional capital. Through its advisory business, BDT & Company works with family businesses to pursue their long-term strategic and financial objectives.

Forward-Looking Statements

This press release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties that could cause actual results to differ materially from those described. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements in this communication include statements regarding the anticipated benefits of the transaction; statements regarding the expected timing of the completion of the transaction; and any statements of assumptions underlying any of the foregoing. All forward-looking statements are based largely on current expectations and beliefs concerning future events, approvals and transactions that are subject to substantial risks and uncertainties. Factors that may cause or contribute to the actual results or outcomes being different from those expressed or implied in the forward-looking statements include are discussed in the Company’s filings with the SEC, including in its periodic reports filed on Form 10-K and Form 10-Q with the SEC. Copies of the Company’s filings with the SEC may be obtained at the “Investors” section of the Company’s website at www.cariboucoffee.com. The forward-looking statements made in this communication are made only as of the date of this communication, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.

Media Contacts:

Tom Johnson/Chuck Burgess

Abernathy MacGregor Group

tbj@abmac.com/clb@abmac.com

(212) 371-5999

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